American                                                Administrative Offices
Enterprise                                              80 South Eighth Street
Life                                                    PO Box 534
                                                        Minneapolis, MN 55440

                         Accidental Death Benefit Rider

Based on the application for this rider and the payment of its monthly deduction, this rider is made a part of the policy. This rider is subject to all policy terms and provisions unless this rider changes them. This rider does not increase your policy values.

Rider Benefit                                                          Monthly Deduction
We will pay the Accidental Death Benefit shown under                   While this rider is in force, a monthly
Policy Data if we receive proof satisfactory to us that                deduction is taken from the policy's value
the insured's death:                                                   for the cost of this rider. The amount can
                                                                       be determined from the following Rider
1.  resulted, directly and independently of all other                  Cost of Insurance Table.
    causes, from accidental bodily injury; and
                                                                       Incontestability
2.  occurred while this rider was in force; and                        After this rider has been in force during the
                                                                       insured's lifetime for two years from its
3.  occurred within 90 days of the injury.                             Effective date, we cannot contest this rider.

This benefit is in addition to any other benefits payable              Rider Termination
under the policy. If payable, it will be included in the               This rider will terminate on the earliest of
proceeds of the policy.                                                the following:

Risks Not Covered                                                      1.  the monthly date on or next following
The benefits of this rider are not payable if death                        receipt of your written request for
resulted from or was contributed to by any of the following:               coverage to end; or

                                                                       2.  the date the policy terminates;
1.  suicide or attempted suicide, whether sane or
    insane;                                                            3.  the insured's age 70 anniversary.
                                                                           Rider Effective Date

2.  bodily or mental infirmity, illness, or disease;              This rider is issued as of the policy date of
                                                                  the policy unless a different date is shown
3.  infection of any nature not resulting from                    under Policy Data.
    accidental bodily injury;

4.  poison, gas, or fumes taken, administered, or inhaled                  American Enterprise Life Insurance Company
    voluntarily, except in the course of the insured's
    occupation;

5.  the voluntary taking of drugs or narcotics unless prescribed by a licensed physician;
                                                                           Secretary
6.  the insured's commission of or attempt to
    commit a felony;

7. an act or incident of war, declared or not, or any type of military conflict;

8.  travel in or descent from any kind of aircraft if:
a. the insured was taking part in training or had duties aboard the aircraft; or
b. the aircraft was operated by or for the armed forces of any country.


                          Rider Cost of Insurance Table

The monthly deduction for the cost of this rider is equal to A x B where:
                                                             1000
A is the Accidental  Death  Benefit;  and
B is the ADB Rate from the table below based on the then attained age of the insured.

Attained                                    Attained
Age of            Monthly ADB Rate*         Age of            Monthly ADB Rate*
Insured           Male    Female            Insured           Male        Female

5                 $.07     $ .04              40             $ .08       $ .04
6                  .07       .04              41               .08         .04
7                  .07       .04              42               .08         .04
8                  .07       .05              43               .08         .04
9                  .08       .05              44               .08         .04

10                 .08       .05              45               .08         .04
11                 .08       .05              46               .08         .04
12                 .09       .05              47               .08         .04
13                 .09       .06              48               .08         .04
14                 .10       .06              49               .08         .04

15                 .10       .06              50               .08         .04
16                 .10       .06              51               .08         .04
17                 .11       .07              52               .08         .04
18                 .12       .07              53               .09         .05
19                 .12       .07              54               .09         .05

20                 .12       .07              55               .09         .05
21                 .12       .07              56               .09         .05
22                 .11       .06              57               .09         .05
23                 .10       .06              58               .10         .06
24                 .10       .05              59               .10         .06

25                 .09       .05              60               .10         .06
26                 .09       .05              61               .10         .06
27                 .08       .04              62               .11         .06
28                 .08       .04              63               .11         .07
29                 .08       .04              64               .11         .07

30                 .08       .04              65               .12         .07
31                 .08       .04              66               .13         .08
32                 .08       .04              67               .14         .09
33                 .08       .04              68               .15         .10
34                 .08       .04              69               .16         .11

35                 .08       .04
36                 .08       .04
37                 .08       .04
38                 .08       .04
39                 .08       .04

*If this rider is issued with other than a standard rating classification, the ADB Rates will be adjusted by multiplying the above monthly rates by the ADB Rating Factor shown under Policy Data.